NEWS	from	H. L. LANZET, INC.
12 Hull Street Oceanside, NY 11572 (212) 888-4570 • (516) 763-1668 Fax: (212) 888-4569 • (516) 763-1626

CONTACT:	Greg Walling President & CEO Cabletel Communications (905) 475-1030	Ron Eilath CFO Cabletel Communications (905) 475-1030	DeeDee Lanzet H.L. Lanzet (212) 888-4570

CABLETEL REPORTS THIRD QUARTER 2003 RESULTS

MARKHAM, Ontario, November 11, 2003 — Cabletel Communications Corp. (AMEX: TTV; TSX: TTV), a leading distributor of broadband equipment to the Canadian television and telecommunications industries, today announced results for the third quarter and nine month periods ended September 30, 2003 (all figures are in Canadian dollars).

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net Sales	$9,433,123	13,650,216	29,328,440	41,794,281

Gross Profit	$1,693,089	3,186,651	4,395,243	8,297,657

Loss before income taxes	$(288,521)	(104,412)	(3,083,371)	(699,615)

Net loss	$(297,521)	(113,412)	(3,089,892)	(726,615)

Operating cash flow	$(79,393)	72,249	(1,871,279)	381,755

Basic loss per share	($0.04)	($0.02)	($0.43)	($0.10)

Diluted loss per share	($0.04)	($0.02)	($0.43)	($0.10)

Weighted average number of shares outstanding on a basic and diluted basis	7,167,612	7,167,612	7,167,612	7,167,612

Greg Walling, President and CEO of Cabletel, stated, “The reduction of capital expenditures in the cable industry continues to affect our business. However, the restructuring initiatives implemented during the third quarter have positively impacted the Company.” Mr. Walling also noted that, “Selling, general and administrative expenses for the third quarter ended September 30, 2003 are $1,177,602 lower than $2,878,464 reported for the comparable quarter a year ago and $373,274 less than the second quarter ended June 30, 2003. An operating loss of $288,521 for the third quarter ended September 30, 2003, represents a significant improvement over the second quarter ended June 30, 2003 operating loss of $1,937,360.”

Third Quarter Highlights:

•	Bank indebtedness down by $3,576,668 compared to December 31, 2002, and accounts payable and accrued liabilities down by $2,522,544 compared to December 31, 2002.

•	Third quarter net sales in the Technology segment increased by $1,400,172 or 230% compared to the same quarter last year.

•	Diluted loss per share for the third quarter was 4 cents per share vs. a loss of 2 cents per share for the same quarter last year.

•	While third quarter sales fell by $4,217,093 to $9,433,123, the Company was able to reduce selling, general and administrative expenses by $1,177,602, compared to the same quarter last year.

Consolidated Results

     For the three months ended September 30, 2003, the Company incurred a net loss of $297,521 compared to a net loss of $113,412 for the three months ended September 30, 2002. Basic and fully diluted loss per share was $0.04 for the three months ended September 30, 2003 compared to basic and fully diluted loss per share of $0.02 for the three months ended September 30, 2002. For the nine months ended September 30, 2003, net loss was $3,089,892 compared to a net loss of $726,615 for the nine months ended September 30, 2002. Basic and fully diluted loss per share was $0.43 for the nine months ended September 30, 2003 compared to basic and fully diluted loss per share of $0.10 for the nine months ended September 30, 2002.

     Consolidated net sales for the three months ended September 30, 2003 decreased by $4,217,093 or 31% to $9,433,123 compared to consolidated net sales of $13,650,216 for the three months ended September 30, 2002. Consolidated net sales of $29,328,440 for the nine months ended September 30, 2003 decreased by $12,465,841 or 30% compared to consolidated net sales of $41,794,281 for the nine months ended September 30, 2002. The primary reason for the decrease for the three and nine month periods ending September 30, 2003 is attributable to the financial and market conditions that impacted growth in the cable, and satellite industry resulting in reduced capital spending within the industry. There is a risk that the softening will continue within the industry with respect to reduced capital expenditures among the major cable companies throughout the remainder of the year.

     Gross profit for the three months ended September 30, 2003 of $1,693,089 decreased by $1,493,562 or 47% compared to gross profit of $3,186,651 for the three months ended September 30, 2002. Gross margin for the three months ended September 30, 2003 was 17.9% compared to 23.3% for the three months ended September 30, 2002. Gross profit for the nine months ended September 30, 2003 of $4,395,243 decreased by $3,902,414 or 47% compared to gross profit of $8,297,657 for the nine months ended September 30, 2002. Gross margin for the nine months ended September 30, 2003 was 15% compared to 20% for the nine months ended September 30, 2002. The primary reason for the decrease in gross margin for the three and nine months ended September 30, 2003 is due to a slowdown in the industry that resulted in a more competitive environment. The Manufacturing segment experienced production shut downs during periods when tooling changes were required as well as when demand for product was soft. In addition, for the nine months ended September 30, 2003, the Company took a charge for inventory obsolescence amounting to approximately $641,000 that was expensed through cost of sales in the second quarter.

     Selling, general and administrative expenses for the three months ended September 30, 2003 decreased $1,177,602 or 41% to $1,700,862 compared to $2,878,464 for the three months ended September 30, 2002. As a percentage of sales, selling, general and administrative expenses for the three months ended September 30, 2003 were 18% compared to 21% for the three months ended September 30, 2002. Selling, general and administrative expenses for the nine months ended September 30, 2003 decreased $1,575,498 or 22% to $5,699,017 compared to $7,274,515 for the nine months ended September 30, 2002. As a percentage of sales, selling, general and administrative expenses for the nine months ended September 30, 2003 were 19% compared to 17.4% for the nine months ended September 30, 2002. The Company has made a conscious effort to reduce certain costs in an attempt to return the Company to profitability. Such cost cutting measures included reductions in the Company’s labour force as well as reductions in marketing costs. Included in selling, general and administrative expenses is a foreign exchange gain of $247,046 for the three months ended September 30, 2003 compared to a foreign exchange loss of $432,306 for the three months ended September 30, 2002 and a foreign exchange gain of $1,051,691 for the nine months ended September 30, 2003 compared to a foreign exchange loss of $403,944 for the nine months ended September 30, 2002.

     Interest expense decreased $91,009 to $238,238 for the three months ended September 30, 2003 compared to $329,247 for the three months ended September 30, 2002. Interest expense on bank indebtedness for the three months ended September 30, 2003 decreased by $61,045 due to lower levels of borrowings under the Company’s credit facility, and interest expense on long-term debt decreased by $29,964 primarily due to the repayment of a portion of the Company’s long-term obligation with a major supplier. For the nine months ended September 30, 2003, interest expense decreased by $18,302 to $731,989 compared to $750,291 for the nine months ended September 30, 2002. Interest on bank indebtedness decreased by $62,973, and interest on long-term debt increased by $44,671. The decrease in interest expense on bank indebtedness reflects lower levels of borrowings of the Company’s line of credit during the first nine months of the year while interest expense on long-term debt was incurred on a long-term note from the renegotiation of credit terms with a major supplier during the second quarter of 2002.

     Earnings from operations before non-recurring items and income taxes for the three months ended September 30, 2003 was a loss of $288,521 compared to a loss of $93,371 for the three months ended September 30, 2002. Total operating expenses of $1,981,610 for the three months ended September 30, 2003 were $1,298,412 lower than $3,280,022 reported for the three months ended September 30, 2002. Earnings from operations before non-recurring items and income taxes for the nine months ended September 30, 2003 was a loss of $2,453,496 compared to income of $80,235 for the nine months ended September 30, 2002. Total operating expenses of $6,848,739 for the nine months ended September 30, 2003 were $1,368,683 lower than $8,217,422 reported for the nine months ended September 30, 2002. Included in operating expenses for the nine months ended September 30, 2003 is a special charge amounting to $280,000 relating to a severance liability in connection with a reduction in the Company’s work force related to termination expenses of approximately 25% of Cabletel’s workforce. As of September 30, 2003, the unpaid balance of these charges included in accrued liabilities was $192,086. For the three and nine months ended September 30, 2003 the Company has paid out $87,914 relating to the special charge.

     For the nine months ended September 30, 2003, the Company wrote down manufacturing equipment amounting to $400,000. The Company re-assessed the carrying value of its equipment and determined that there was impairment in value and accordingly, took a write down based on the net realizable value of the equipment.

     For the nine months ended September 30, 2003, the Company recorded a write off of goodwill amounting to $198,606 in connection with its acquisition of Allied. The Company assessed the carrying value of the goodwill and determined that it had been impaired due to Allied’s poor performance and continued uncertainty in the telecommunications industry, as well as uncertainty as to whether or not Allied will be successful in obtaining an extension of its senior bank facility beyond its current maturity date.

     For the nine months ended September 30, 2002, the Company recorded a non-cash item amounting to $164,000 related to the issuance of warrants in connection with a settlement of debt with a major supplier. In connection with the debt settlement the Company issued to the supplier a Warrant to acquire up to 200,000 shares of the Company’s common stock at an exercise price of Cdn. $1.64 per share up to and including May 31, 2007. In addition, for the nine months ended September 30, 2002, the Company wrote off other assets amounting to $615,850 relating to an amount owed to the Company by Allied.

Distribution Segment

     Net sales of $6,057,386 in the Distribution segment for the three months ended September 30, 2003 reflects a decrease of $4,397,137 or 42% compared to $10,454,523 for the three months ended September 30, 2002. Net sales of $20,054,468 in the Distribution segment for the nine months ended September 30, 2003 reflects a decrease of $14,244,158 or 42% compared to $34,298,626 for the nine months ended September 30, 2002. The primary reason for the decrease for the three and nine month periods ending September 30, 2003 in the Distribution segment is attributable to financial and market conditions that impacted growth in the cable, technology and satellite industry resulting in reduced capital spending within the industry during the year.

Manufacturing Segment

     Net sales in the Manufacturing segment of $2,067,634 for the three months ended September 30, 2003, reflects a decrease of $753,047 or 27% compared to net sales of $2,820,681 for the three months ended September 30, 2002. The decrease for the three month period is primarily due to a reduced demand for the Manufacturing segments products as a result of a reduction in capital spending within the cable and satellite industry. Net sales in the Manufacturing segment of $6,846,339 for the nine months ended September 30, 2003 reflects an increase of $623,168 or 10% compared to $6,223,171 for the nine months ended September 30, 2002. The increase for the nine month period is due to increased sales to a customer in Israel during the first quarter.

Technology Segment

     Net sales of $2,008,630 in the Technology segment for the three months ended September 30, 2003 reflects an increase of $1,400,172 or 230% compared to $608,458 for the three months ended September 30, 2002. Net sales of $4,357,195 in the Technology segment for the nine months ended September 30, 2003 reflects an increase of $2,498,878 or 134% compared to $1,858,317 for the nine months ended September 30, 2002. The increase is primarily due to the acquisition and consolidation of Allied, representing approximately $501,289 in sales for the three months ended September 30, 2003 and $1,594,812 for the nine months ending September 30, 2003.

Financial Liquidity, Capital Resources and Bank Facility Covenants

     Historically, the Company’s principal sources of liquidity both on a short-term and long-term basis are cash flows provided by operations and availability under our senior secured revolving credit facility. Reduced sales and profitability could reduce cash provided by operations and limit availability under the secured credit facility. In addition, increases in working capital, due to seasonal fluctuations in sales and collections, among other things could reduce our operating cash flows in the short term.

     Net cash provided by operating activities for the three months ended September 30, 2003 was $1,416,645. Cash flow from reductions in inventory and receivables amounted to $2,235,620 and $168,076 respectively. Decreases in accounts payables and accrued liabilities amounted to $691,332 and cash used by prepaid expenses, deposits and other amounted to $166,326. Net cash provided by operating activities for the nine months ended September 30, 2003 was $4,668,376. Cash flow from reductions in inventory amounted to $3,206,913 while decreases in accounts payables and accrued liabilities amounted to $2,522,544. Cash provided by reductions in accounts receivable and prepaid expenses, deposits and other amounted to $4,793,555 and $991,731, respectively. Income taxes recoverable decreased by $120,000 for the nine months ended September 30, 2003.

     Net cash of $1,415,171 was used during the three months ended September 30, 2003 by financing activities. Of such amount $1,212,646 was used to repay bank indebtedness and $202,525 was used to repay long-term debt on a term loan from the landlord of the Company’s head office building, long-term debt on a note payable to a major supplier and to repay long-term debt on an equipment loan. Net cash of $4,792,079 was used during the nine months ended September 30, 2003 by financing activities. Of such amount $3,822,535 was used to pay down bank indebtedness and $969,544 was used to repay long-term debt on a term loan from the landlord of the Company’s head office building, long-term debt on a note payable to a major supplier and to repay long-term debt on an equipment loan.

     Net cash used in investing activities for the three months ended September 30, 2003 was $4,846 relating to the purchase of capital assets. Net cash provided by investing activities for the nine months ended September 30, 2003 was $86,868 relating to the acquisition of goodwill amounting to $36,990 which was offset by the disposal of assets amounting to 123,858.

     On May 16, 2002, Cabletel entered into a Revolving Credit Facility Agreement with LaSalle Business Credit, a division of ABN AMBRO BANK N.V., Canada Branch (“LaSalle”) for a three year committed fifteen million Canadian dollars (CAD$15,000,000), or its United States dollar equivalent. The new facility replaces the Company’s previous $12 million credit facility with HSBC Bank Canada. At September 30, 2003 the Company owed $8,164,756 on its Revolving Credit Facility compared to $11,741,424 at December 31, 2002.

     The facility contains certain customary covenants. As of September 30, 2003 and since March 31, 2003, as a result of a variation from the required minimum adjusted net worth, interest coverage ratio and debt service ratio, the Company had a technical violation of the applicable covenants. The Company is working with its lender to resolve the matter and expects to receive either a waiver or amendment to the agreement shortly. There can be no assurance that the Company will be successful in obtaining either a waiver or amendment.

     As of November 1, 2002, the Company began consolidating the results of Allied, as a result of the Company’s ability to convert it’s convertible debenture into 100% ownership of all issued and outstanding common shares of Allied for a nominal consideration. Subsequently, on May 9, 2003, Cabletel exercised its option and acquired all the outstanding shares of Allied. Allied is currently in negotiations with its senior bank lender with regards to an extension of its senior bank facility beyond its current maturity date. If Allied is unable to obtain such an extension, this could adversely affect the consolidated results of the Company as the Company would be required to write off its investment and receivables due from goods sold in the ordinary course of business amounting to approximately $300,000.

     The Company has undertaken a restructuring initiative which was implemented during the third quarter seeking to reduce operating costs and total indebtedness. The restructuring plan includes but is not limited to the following key components:

•	A reduction in the size of its workforce by approximately 25%.

•	Explore the sale of non-core assets.

•	A reduction of occupancy costs through the consolidation of its operation into fewer facilities.

•	Efforts to renegotiate terms with key suppliers.

     The Company has commenced these efforts and believes that, if successful, they should result in cost savings and increased working capital.

     In particular, in connection with its restructuring plan, the Company is in the process of renegotiating the payment terms of its US $2.2 million subordinated promissory note, (as of September 30, 2003, US $1.3 million). The Company has obtained the consent of the payee to pay one half of each of the full US $120,000 installments due under the note on each of May 31, June 30, and July 31, 2003, and one quarter of the installments due on each of August 31, September 30, and October 31, 2003. In connection with that restructuring, Cabletel has been in discussions with the payee of the note regarding a restructuring which would reduce the monthly payment below the required US $120,000 to US $30,000 per month for the first six months and US $45,000 per month for the remainder of the payments.

     Although discussions with the payee have commenced, and an agreement in principle has been reached, to date Cabletel and the payee have not completely finalized the terms of a restructuring. Unless an agreement is completed by November 15, 2003, Cabletel will be required to pay the full US $120,000 installment due on November 30, 2003, plus the amount of Cabletel’s total underpayment of US $450,000 with respect to May31, June 30, July 31, August 31, September 30, and October 31, 2003 installments. Unless an agreement is reached, Cabletel does not expect to be in a position to make those payments. If Cabletel is unable or otherwise fails to make those payments in full it would constitute a default of the terms of the note, which is unsecured and subordinated to the rights of the senior bank lenders under Cabletel’s senior credit facility. If no agreement is reached, Cabletel may not be in a position to make all of the required payments, an event that could permit the payee to call an event of default under the note and have a material adverse impact on Cabletel and its business.

     At September 30, 2003, the Company’s current assets exceeded its current liabilities by $821,870. However, during the three and nine months ended September 30, 2003, the liquidation of inventory slowed from prior experience, primarily as a result of the slowdown in the industry. As a result the Company has been slower than usual in meeting vendor terms. Should this trend continue it may present a long-term liquidity concern for the Company.

     The Company’s agent in Israel has asserted a claim against Cabletel under Israel law seeking payment for commissions he claims are due to him. The agent has also been successful in obtaining an injunction against the Company’s Israel bank account which prevents Cabletel from withdrawing funds on that account and that also prevents the Company’s Israel customers from making payments directly to Cabletel. The injunction restricts funds which are in excess of the amount the agent claims is owed to him. The Company believes this matter will be settled without litigation for a lesser amount than that claimed by the agent. The Company has provided for, in its consolidated financial statements, the balance it believes is due to the agent. However, should the matter proceed to litigation there can be no assurances of the outcome. Should the Company not have access to these funds in a timely manner, the operations of the Company could be impacted adversely.

     In order to meet its liquidity needs and fulfill its other obligations, the Company is exploring a number of options including, without limitation, (i) raising additional financing through the issuance of debt or equity securities, and (ii) selling certain assets of the Company. However, there can be no assurance that the Company will be successful in implementing its plans.

Forward Looking Statements

     Certain information and statements contained in this Management Discussion and Analysis of Financial Condition and Results of Operations and other sections of this report, including statements using terms such as “may,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “plan,” “continue,” “could be,” or similar variations or the negative thereof, constitute forward looking statements with respect to the financial condition, results of operations, and business of Cabletel, including statements that are based on current expectations, estimates, forecasts, and projections about the markets in which the Company operates, the margins it expects from its products and its expectations regarding selling, general and administrative expenses, as well as management’s beliefs and assumptions regarding these markets. Any statements that are not statements about historical facts also are forward looking statements. The Private Securities Litigation Reform Act of 1995 (the “Litigation Reform Act”) provides a “safe harbor” for forward looking statements. These Cautionary Statements are being made pursuant to the provisions of the Litigation Reform Act and with the intention of obtaining the benefits of the terms of the “safe harbor” provisions of the Act. In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward looking statements. Several factors that could cause results or events to differ from current expectations are discussed below. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of the Company’s business. In providing forward looking statements, the Company is not undertaking any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

The Company’s public filings are available at www.sec.gov/edgar.shtml or www.sedar.com
Financial Statements follow:

CABLETEL COMMUNICATIONS CORP.

CONSOLIDATED BALANCE SHEETS
(Canadian Funds)
Unaudited

ASSETS

		Audited
	September 30,	December 31,
	2003	2002

	(Unaudited)
CURRENT
Cash	$26,334	$63,169
Accounts receivable
(net of allowance of $141,865; 2002 - $109,914)	9,498,019	14,291,574
Inventory	7,281,532	10,488,445
Other receivables	246,250	235,000
Income taxes recoverable	—	120,000
Prepaid expenses and deposits	415,438	1,407,169

	17,467,573	26,605,357
PROPERTY, PLANT AND EQUIPMENT	1,318,851	2,198,086
DEFERRED REFINANCING FEES	433,334	633,334
GOODWILL	—	161,616
PRODUCT DEVELOPMENT COSTS
(net of amortization of $129,397; 2002 - $103,517)	5,751	31,631

	$19,225,509	$29,630,024

	LIABILITIES
CURRENT
Bank indebtedness	$8,638,889	$12,461,424
Accounts payable	4,382,974	6,736,089
Accrued liabilities	1,825,218	1,994,647
Current portion of long-term debt	1,798,622	2,067,558

	16,645,703	23,259,718
LONG-TERM DEBT	453,480	1,154,088

	17,099,183	24,413,806

COMMITMENTS AND CONTINGENCIES

	SHAREHOLDERS’ EQUITY
CAPITAL STOCK
AUTHORIZED
Unlimited First preferred shares, issuable in series
Unlimited Common shares
ISSUED
7,167,612 Common shares (2002 - 7,167,612)	16,136,761	16,136,761
Paid in Capital — Warrant	164,000	164,000
DEFICIT	(14,174,435)	(11,084,543)

	2,126,326	5,216,218

	$19,225,509	$29,630,024

CABLETEL COMMUNICATIONS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
(Canadian Funds)
(Unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30,

	For the Three Month		For the Nine Month
	Period Ended September 30,		Period Ended September 30,

	2003	2002	2003	2002

SALES	$9,433,123	$13,650,216	$29,328,440	$41,794,281
COST OF SALES	7,740,034	10,463,565	24,933,197	33,496,624

GROSS PROFIT	1,693,089	3,186,651	4,395,243	8,297,657

EXPENSES
Selling, general and administrative	1,700,862	2,878,464	5,699,017	7,274,515
Special charge	—	—	280,000	—
Amortization	42,510	72,311	137,733	192,616
Interest — bank indebtedness	166,832	227,877	491,689	554,662
Interest — long-term debt	71,406	101,370	240,300	195,629

	1,981,610	3,280,022	6,848,739	8,217,422

INCOME (LOSS) BEFORE THE FOLLOWING	(288,521)	(93,371)	(2,453,496)	80,235

Loss on disposition of assets	—	—	31,269	—
Write down of long-lived assets	—	—	400,000	—
Write off of goodwill	—	—	198,606	—
Write off of other assets	—	11,041	—	615,850
Loss on settlement of debt	—	—	—	164,000

	—	11,041	629,875	779,850

LOSS BEFORE INCOME TAXES	(288,521)	(104,412)	(3,083,371)	(699,615)
Income taxes	9,000	9,000	6,521	27,000

NET LOSS FOR THE PERIOD	$(297,521)	$(113,412)	$(3,089,892)	$(726,615)

DEFICIT, beginning of period	$(13,876,914)	$(10,679,629)	$(11,084,543)	$(10,066,426)

DEFICIT, end of period	$(14,174,435)	$(10,793,041)	$(14,174,435)	$(10,793,041)

Earnings (loss) per share
Basic	($0.04)	($0.02)	($0.43)	($0.10)

Fully diluted	($0.04)	($0.02)	($0.43)	($0.10)

Weighted average number of shares
Basic and Fully diluted	7,167,612	7,167,612	7,167,612	7,167,612

CABLETEL COMMUNICATIONS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Canadian Funds)
(Unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30,

	For the Three Month		For the Nine Month
	Period Ended September 30,		Period Ended September 30,

	2003	2002	2003	2002

OPERATING ACTIVITIES
Loss for the period	$(297,521)	$(113,412)	$(3,089,892)	$(726,615)
Amortization	105,211	89,660	349,988	266,399
Amortization of prepaid refinancing fees	66,667	100,000	200,000	100,000
Write down of long-lived assets	—	—	400,000	—
Write off of goodwill	—	—	198,606	—
Write off of other assets	—	11,041	—	615,850
Loss on settlement of debt	—	—	—	164,000
Loss on disposition of assets	—	—	31,269	—
Imputed interest	(3,750)	(3,999)	(11,250)	(11,999)
Change in accounts receivable	168,076	(1,300,360)	4,793,555	(4,669,205)
Change in inventory	2,235,620	141,930	3,206,913	687,957
Change in prepaid expenses, deposits and other	(166,326)	(114,885)	991,731	(1,110,076)
Change in accounts payable and accrued liabilities	(691,332)	(309,915)	(2,522,544)	1,663,059
Change in income taxes recoverable	—	—	120,000	(80,192)

	1,416,645	(1,499,940)	4,668,376	(3,100,822)

FINANCING ACTIVITIES
Bank indebtedness incurred (repayment)	(1,212,646)	1,621,983	(3,822,535)	3,536,534
Repayment of long-term debt	(202,525)	(128,814)	(969,544)	(388,134)

	(1,415,171)	1,493,169	(4,792,079)	3,148,400

INVESTING ACTIVITIES
Goodwill acquired	—	—	(36,990)	—
Disposition of (purchase of) equipment	(4,846)	(23,460)	123,858	(49,020)

	(4,846)	(23,460)	86,868	(49,020)

CHANGE IN CASH	(3,372)	(30,231)	(36,835)	(1,442)
CASH, beginning of period	29,706	41,081	63,169	12,292

CASH, end of period	$26,334	$10,850	$26,334	$10,850